ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number 20100677033-59
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/03/2010 7:41 AM
	Entity Number E0210892010-5

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
SMSA SHREVEPORT ACQUISITION CORP.

2. Description of the original document for which correction is being made:
Articles of Merger

3. Filing date of the original document for which correction is being made: 05/12/2010

4. Description of the inaccuracy or defect.
The name of the merging entity is inaccurately stated as Senior Management Services of Shreveport, Inc. instead of the correct name of the merging entity: Senior Management Services of Shreveport, LLC, a Texas limited liability company.

5. Correction of the inaccuracy or defect.
The name of the merging entity is: Senior Management Services of Shreveport, LLC, a Texas limited liability company.

6. Signature:

X [signature]

Authorized Signature	Title *	Date
Timothy P. Halter	President	08/30/2010

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.